Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Palatin Technologies, Inc.:

We consent to the use of our report dated September 19, 2016, with respect to the consolidated balance sheets of Palatin Technologies, Inc. and subsidiary as of June 30, 2016 and 2015, and the related consolidated statements of operations, stockholders’ (deficiency) equity, comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2016, incorporated herein by reference.

Our report dated September 19, 2016 contains an explanatory paragraph that states that the Company has incurred recurring net losses and negative cash flows from operations and will require substantial additional financing to continue to fund its planned development activities. These conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 14, 2016